Exhibit 23(ii).1

                          INDEPENDENT AUDITORS' CONSENT

We consent to incorporation by reference in the Registration Statement on Form S-3 of Internet Commerce Corporation of our report dated September 30, 1999 relating to our audit of the balance sheet of Internet Commerce Corporation as of July 31, 1999, and the related statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period ended July 31, 1999, included in the July 31, 1999 annual report on Form 10-KSB of Internet Commerce Corporation. We also consent to the reference to our firm under the caption Experts in the Registration Statement.

/s/ Richard A. Eisner & Company, LLP

New York, New York
December 15, 1999